June 2, 1997

Steve Lambrecht
Premium Cigars International, Ltd.
15651 N. 83rd Way Suite 3A, Building C
Scottsdale, AZ 85034

David S. Hodges
5043 E. Desert Jewel Drive
Paradise Valley, AZ 85253

Dear David:

PCI is offering you the following business consulting agreement with Premium Cigars International, Ltd. (PCI) with responsibility for assisting PCI with an Initial Public Offering to be filed in late June 1997 and issued in late July/early August (1997). You will also be requested to assist management with additional projects related to strategic planning, budgeting, accounting & reporting, business analysis, information systems and operations. The majority of the project work will take place in our Scottsdale, Arizona headquarters and may from time to time require business travel in the United States and Canada. The details of our agreement as follows:

     o An hourly rate of $60/hour paid biweekly effective 6/2/97. Work in excess of 8 hours per day must be approved by the CEO and you will supply the Company with a daily log of your work activities.

     o Reimbursement for all out-of-pocket business expenses including COBRA or equivalent health care coverage during the term of this agreement.

     o After completion of the Initial Public Offering, you or the Company may elect to terminate this agreement and PCI will begin biweekly payments of $4,800 each to you up to a maximum of 6 months or until you have found employment at which time payments will cease. This agreement will also be valid if the Company chooses to terminate this agreement prior to the completion of an IPO.

     o You will serve as a Director of the Company after completion of the IPO until such time that the Company decides to replace you as a director or if such directorship becomes a conflict with your future employment. All out of pocket expenses associated with this position will be reimbursed by the Company.

Sincerely,

/s/ Steve Lambrecht, CEO

Steve Lambrecht, CEO


I accept the above offer,

/s/ David Hodges

David Hodges

Date: 6/16/97